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                                                  ________________________, 1997


Royce & Associates, Inc.
1414 Avenue of the Americas
New York, New York 10019


Gentlemen:

                Reference is made to the (i) Investment Advisory Agreement dated as of October 31, 1996 (the "Investment Advisory Agreement") by and between Royce Global Trust, Inc. a Maryland corporation (the "Fund"), and Royce & Associates, Inc. (formerly Quest Advisory Corp.) a New York corporation ("Royce"), and (ii) the Underwriting Agreement made ___________________, 1997 (the "Underwriting Agreement") by and between the Fund, Royce and Smith Barney Inc. (the "Underwriter").

                The Fund and Royce hereby acknowledge and agree (i) that Royce became a party to the Underwriting Agreement and made representations, warranties, covenants and indemnities therein in favor of the Underwriter at the request of and as an accommodation to the Fund, and (ii) that as between the Fund, on the one hand, and Royce, on the other hand, the Fund shall be primarily liable for the payment and performance of the joint and several obligations of the Fund and Royce to the Underwriter arising thereunder.

                In order to implement the foregoing, the Fund and Royce further acknowledge and agree that for purposes of Paragraph 8 of the Investment Advisory Agreement (Protection of the Advisor), any liability of Royce to the Underwriting arising under the Underwriting Agreement shall be deemed to have been incurred by Royce as an investment advisor of the Fund, and the Fund hereby agrees to indemnify Royce and hold Royce harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by Royce by the Fund, and subject to the further limitation that the Fund will not indemnify Royce for any


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damage, liability, cost or expense resulting from any incorrect information concerning Royce which is proved to the Fund by Royce or from any failure by Royce to provide such information).

                                                  Very truly yours,
                                                  ROYCE GLOBAL TRUST, INC.

                                                  By: __________________________


ACCEPTED AND AGREED:
ROYCE & ASSOCIATES, INC.


By: ___________________________




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